UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 1, 2022

INDAPTUS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40652	86-3158720
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Columbus Circle 15th Floor
New York	10019
(Address of principal executive offices)	(Zip Code)

(347) 480 - 9760

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	INDP	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2022, Intec Pharma Ltd. (“Intec”), a wholly owned subsidiary of Indaptus Therapeutics, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Nir Sassi, the Company’s Chief Financial Officer. Mr. Sassi previously served as a consultant to the Company prior to 2022. The Employment Agreement provides for an annual base salary of $345,000, subject to review for an upward adjustment on at least an annual basis. Mr. Sassi is eligible to participate in an annual executive bonus plan, pursuant to which he may earn an annual target bonus of up to 40% of his base salary, based on the achievement of certain individual and company-wide objectives, which shall be established by the Company’s board of directors (the “Board”) on an annual basis. In connection with his employment, subject to the approval of the Board, Mr. Sassi will also be eligible to receive from time to time stock options or other equity awards in amounts, if any, to be approved by the Board. In addition, Mr. Sassi shall be entitled to such other benefits as in effect for executive employees from time to time. In connection with the entry into of the Employment Agreement, the Company terminated Mr. Sassi’s consulting services agreement and separately agreed to pay a $195,728 termination payment to Mr. Sassi.

Under the Employment Agreement, both Intec and Mr. Sassi have the right to terminate the agreement and his employment at any time, subject to certain notice requirements described therein. The Employment Agreement may terminate upon the earliest to occur of (i) termination by the Company without cause, subject to a one month written notice, (ii) immediate termination by Intec for cause (in some cases subject to a reasonable cure period, if susceptible to cure), (iii) immediate termination by Mr. Sassi for good reason (subject to Mr. Sassi providing written notice within 90 days after he becomes aware of the event or circumstance which he believes constitutes good reason, Intec’s failure to cure within 30 days after such notice, and Mr. Sassi’s resignation within 30 days of the expiration of such cure period), (iv) termination by Mr. Sassi without good reason, subject to a one month written notice, (v) Mr. Sassi’s death, or (vi) termination by reason of Mr. Sassi’s disability.

In the event that Mr. Sassi’s employment terminates by reason of his death or disability, and Mr. Sassi is entitled to receive a bonus for the year of termination based on the achievement of pre-determined performance goals (and ignoring any continuation of employment requirements), Mr. Sassi (or his representatives) shall be entitled to receive such bonus on the same basis as the other participants in the bonus plan, except that the bonus amount shall be prorated based on the percentage of days Mr. Sassi was employed relative to the total number of days in the bonus earning period.

Upon termination of Mr. Sassi’s employment by Intec without cause or Mr. Sassi’s resignation for good reason, Mr. Sassi will be entitled to a severance benefit equal to twelve months of his base salary as in effect prior to the termination date, payable in accordance with the Company’s payroll practices. In addition, if Mr. Sassi is entitled to receive a bonus for the year of termination based on the achievement of pre-determined performance goals (and ignoring any continuation of employment requirements), Mr. Sassi (or his representatives) shall be entitled to receive such bonus on the same basis as the other participants in the bonus plan, except that the bonus amount shall be prorated based on the percentage of days Mr. Sassi was employed relative to the total number of days in the bonus earning period.

If Mr. Sassi’s employment is terminated by Intec without cause or by Mr. Sassi for good reason during the one year period immediately following a change in control or six months before a change in control, then Mr. Sassi will be entitled to receive, (i) twelve months of his base salary as in effect prior to the termination date plus his annual target bonus, payable in accordance with the Company’s payroll practices, (ii) the current year bonus at the target level at a prorated basis, which shall be paid within 30 days of termination, and (iii) full accelerated vesting of all of outstanding equity incentive awards upon the later of the change in control or Mr. Sassi’s termination of employment.

The Employment Agreement also includes provisions regarding confidentiality, the assignment of intellectual property to Intec and reimbursement of expenses.

The foregoing summary of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2022

INDAPTUS THERAPEUTICS, INC.

By:	/s/ Nir Sassi
Nir Sassi
Chief Financial Officer

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